Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

CLEAR CHANNEL OUTDOOR HOLDINGS DECLARES SPECIAL CASH DIVIDEND

San Antonio, July 22, 2014.  In accordance with the terms of the stipulation of settlement, dated July 8, 2013, among Clear Channel Communications, Inc. (“CCU”) and the other named defendants; the special litigation committee of the board of directors of Clear Channel Outdoor Holdings, Inc. (“CCOH”); and the plaintiffs, the board of directors of CCOH established a committee (the “Committee”) for the specific purpose of monitoring the Revolving Promissory Note, dated November 10, 2005, between CCU, as maker, and CCOH, as payee (as amended, the “Due from CCU Note”).  The Committee has the non-exclusive authority, pursuant to the terms of its charter, to demand payments under the Due from CCU Note under certain specified circumstances tied to CCU’s liquidity or the amount outstanding under the Due from CCU Note as long as CCOH makes a simultaneous dividend equal to the amount so demanded.  Based on the projected balance of the Due from CCU Note, the Committee’s non-exclusive authority to demand repayment of a portion of the Due from CCU Note and declare a dividend in equal aggregate amount has been triggered.

On July 21, 2014, in accordance with the terms of its charter, the Committee (i) provided notice of its intent to make a demand (the “Demand”) for repayment on August 11, 2014 of $175 million outstanding under the Due from CCU Note and (ii) declared a special cash dividend payable in cash on August 11, 2014 to CCOH’s Class A and Class B stockholders of record at the closing of business on August 4, 2014, in an aggregate amount equal to $175 million (or approximately $0.49 per share, based on shares outstanding at the close of business on July 18, 2014), conditioned only upon CCU satisfying the Demand.  As the indirect parent of CCOH, CCU will be entitled to approximately 88% of the proceeds from the dividend through its wholly owned subsidiaries.  The remaining approximately 12% of the proceeds from the dividend, or approximately $21 million, will be paid to the public stockholders of CCOH.  Following satisfaction of the Demand, the balance outstanding under the Due from CCU Note will be reduced by $175 million.  As of June 30, 2014, the outstanding balance of the Due from CCU Note was $950.2 million.

About Clear Channel Outdoor Holdings, Inc.

Clear Channel Outdoor Holdings, Inc. is one of the world’s largest outdoor advertising companies, with more than 750,000 displays in over 40 countries across five continents, including 48 of the 50 largest markets in the United States. Clear Channel Outdoor Holdings, Inc. offers many types of displays across its global platform to meet the advertising needs of its customers. This includes a growing digital platform that now offers over 1,000 digital displays across 37 U.S. markets. Clear Channel Outdoor Holdings, Inc.’s International segment operates in nearly 30 countries across Asia, Australia, Europe and Latin America in a wide variety of formats.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements based on our expectations.  These forward-looking statements include all statements other than those made solely with respect to historical facts.  Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in these forward-looking statements.  Many of the factors that will determine the outcome of the subject matter of this press release are beyond our ability to control or predict.  We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, including CCU’s satisfaction of the Demand, which is a condition to the payment of the dividend.

Contact
For further information, please contact:

Media
Wendy Goldberg
Executive Vice President – Communications
(212) 377-1105

Investors
Effie Epstein
Vice President – Investor Relations
(212) 377-1116